Exhibit 99

941 S. Industry Way Meridian, ID 83642 (800) 429-3110 • (208) 343-3110 http://www.edventures.com

FOR IMMEDIATE RELEASE April 10, 2025

PCS Edventures! Announces 10 Million Share

Repurchase Authorization

BOISE, Idaho, Apr. 10, 2025 (GLOBE NEWSWIRE)— PCS Edventures!, Inc. (“PCSV”), a leading provider of K-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced that its Board of Directors has authorized a share repurchase program to repurchase up to 10 million shares of its common stock over the next three years. This represents approximately 8.18% of PCSV’s shares outstanding as of December 31, 2024.

Under the new authorization, the Company may repurchase shares from time to time through a variety of methods, including open market purchases and privately negotiated transactions. All repurchases will be conducted in accordance with applicable securities laws, including Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and other relevant regulations.

The repurchase program may be suspended, modified, or discontinued at any time, and does not obligate the Company to acquire any particular number of shares. The timing, manner, price, and amount of any repurchases will be determined at the Company’s discretion, taking into account various factors such as business performance, economic and market conditions, prevailing stock prices, and corporate and regulatory considerations.

“Our Board of Directors and management believe that PCS stock trades at an attractive price,” said Todd Hackett Chief Executive Officer of PCS Edventures!. “It’s not about sending a signal, it’s about arithmetic. We will continue to deploy our capital where we believe it delivers the best long-term value for shareholders.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Boise, Idaho, company that designs and delivers technology-rich products and services for the K-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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